POWER OF ATTORNEY

I, Cynthia E. McGill, reside at 6104 La Cholla Court,

NE, Albuquerque, NM 87111.  I appoint Jim Acosta, Director,

Corporate Governance, Alvarado Square, MS-2850,

Albuquerque, New Mexico 87158, Kathleen Campbell, Sr.

Corporate Governance Analyst, Alvarado Square, MS-2820,

Albuquerque, New Mexico 87158 or Linda M. Montoya,

Sr. Corporate Governance Analyst, Alvarado Square,

MS-2850, Albuquerque, New Mexico 87158 to serve as my

attorney-in-fact to:

(1) execute for me in my capacity as an Officer of PNM

Resources, Inc. ("Company"), Forms 3, 4, and 5 in

accordance with Section 16(a) of the Securities Exchange

Act of 1934 ("1934 Act") and the associated rules;

(2) perform for me all acts which may be necessary or

desirable to complete and execute Forms 3, 4, and 5,

complete and executive any amendments, and timely file

the forms with the Untied States Securities and Exchange

Commission and the New York Stock Exchange, or similar

authority; or (3) take any other action related to the

powers identified in items (1) and (2), which, in the

opinion of the attorney-in-fact, may be legally required

or beneficial to me.

I acknowledge that the attorneys-in-fact are serving at my

request and neither they nor the company are assuming any

of my responsibilities to comply with Section 16 of the 1934

Act.  This Power of Attorney shall remain in full force and

effect until I am no longer required to file Forms 3, 4,

and 5 with respect to my holdings of and transactions in

securities issued by the Company, unless earlier revoked by

me in a signed writing delivered to the attorneys-in-fact.

/s/Cynthia E. McGill

Cynthia E. McGill

ACKNOWLEDGMENT

State of New Mexico )

   ) ss.

County of Bernalillo )

The foregoing instrument was acknowledged before me on

July 26, 2007, by Cynthia E. McGill.

/s/ Linda M. Montoya

Notary Public

My Commission Expires: 1/12/08